Aphios Pharma



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Recommendations



Dr. Staci A. Gruber
Associate Professor of Psychiatry, Harvard Medical School, McLean Hospital, Belmont, MA

"I am enthusiastic about Aphios Pharma's plans to manufacture and deliver cannabinoids for clinical research studies which follow cGMP. Aphios has a proven track record …. and this latest endeavor represents an important milestone for patients exploring cannabinoid-based therapies… Aphios is clearly invested in facilitating research and clinical endeavors which are likely to advance the science of cannabinoid-based medicines, and with the launch of this program, Aphios stands uniquely poised to make highly significant contributions to science and medicine."



Dr. Jerry W. King
Retired university professor and supercritical fluid technology expert and author, Fayetteville, AR

"Aphios under the leadership of Dr. Trevor P. Castor has pioneered the application of supercritical fluid technologies: to drug delivery systems, the extraction of bioactive natural and marine products, nanoparticulate synthesis, and more recently in the field of cannabis science & technology. …. Under Dr. Castor's leadership, Aphios has a successful record of developing extraction and formulation technologies as applied to drugs such as Taxol, THC, several bioactive marine products which will now be focused in this new company on cannabidiol on a nanoscale to achieve solubilization and facilitate sustained release of CBD"

Introduction

Aphios Pharma is a medical research company that is dedicated to the discovery, delivery, development and commercialization of drugs to treat Central Nervous System (CNS) and other disorders.

Aphios Pharma operates in a DEA licensed Schedule 1 facility with the goal of producing FDA approved prescription drugs. Aphios Pharma utilizes supercritical fluid technologies to improve drug discovery, manufacturing and formulation in a sustainable, environmentally-friendly manner.

Problem

- **Natural Alternative to Synthetic Prescription Drugs**:- Currently, CNS disorders such as pain and opioid addiction are only treated with synthetic drugs, such as opioids, that have significant adverse side-effects.
- **Improve Cannabinoid Formulation**: Until now, cannabinoids have been hard to work with because they are hydrophobic with poor bioavailability which results in over 90 percent loss in excretions from the body.
- **Enhance Therapeutic performance**: Cannabinoids are oxygen sensitive and unstable which causes reduction in bioactivity and therapeutic efficacy.
- **Develop better quality technology platform and process**: Current Current DEA, NIH and FDA regulatory environment is burdensome for the development of cannabis-based drugs.



Solution

- Manufacture pharmaceutical-grade pure natural cannabinoids following cGMP guidelines of the FDA in compliance with the Drug Enforcement Agency (DEA)
- Nanoencapsulate pure natural cannabinoids in biodegradable polymer nanospheres to improve stability and bioavailability
- Conduct clinical trials on nanoCBD and nanoTHC for target indications
- Utilize FDA 505(b)(2) FDA regulatory pathway to accelerate development based on the recent FDA drug approval of CBD


APHIOS PHARMA SOLUTION
Cannabis
cGMP Manufacturing
Nano-Formulation
Clinical Trials
Patient

Market


Opioid Addiction ~$1.8B
Cancer Induced Neuropathic Pain ~$2.2B
Cancer Induced Nausea & Vomiting ~$1.5B
Multiple Sclerosis ~$16.6B
Epilepsy ~$5.4B

Our market opportunity targets five sectors: Opioid addiction (~$1.8B market size), Cancer Induced Neuropathic Pain (~$2.2B), Cancer Induced Nausea and Vomiting (~$1.5B), Epilepsy (~$5.4B), and Multiple Sclerosis (~$16.6B)

- **Opioid Addiction:** An estimated 26.4 to 36 million people abuse opioids worldwide with an 2.1 million people in the US suffering from substance use disorders related to prescription opioid pain relievers and an estimated 467,000 addicted to heroin (SAMHSA, 2013). By 2020, spending on prescription opioid addiction drugs is estimated to be $1.8 billion.
- **Cancer Induced Neuropathic Pain (CINP)** is a common adverse effect of many anticancer drugs. CIPNP accounted for 42.4% of the global neuropathic pain market of $5.2 billion in 2016, reflecting its use by cancer patients even when therapeutic interventions are poorly available [Persistence Market Research, 2016].
- **Chemotherapy induced nausea and vomiting (CINV)** is a widespread side-effect of cancer drugs. The market size of CINV therapeutics in the United States was more than $1.5 billion in 2005 (Borsadia et al., 2006).
- **Epilepsy** is the 4th most common neurological problem. The number of adults over 18 with epilepsy is about 4.3 million, and approximately 750,000 children age 0-17 years (CDC, 2016). Grand View Research, Inc. (2016) estimates that the global epilepsy market will reach $5.4 billion by 2024.
- **Multiple sclerosis (MS)** is notoriously heterogeneous in terms of clinical manifestations and evolution. The disease affects more than 2 million people worldwide, of which an estimated 400,000 are in the US and 500,000 in Europe. Over the next five years, the global MS market is set to grow from $14.4 billion in 2012 to $16.6 billion in 2017.

Competitive Landscape

- **Primary Competition:** GW Pharma of England which is developing a mixture of CBD and THC for multiple sclerosis, and is clinically investigating a purified CBD product for childhood epilepsy. We differ from GW Pharma by using nanotechnology to improve the delivery and efficacy of cannabinoids and facilitate compliance through oral and topical administration.
- **Secondary Competition:** Includes pharmaceutical companies with synthetic cannabis drugs such as AbbVie, Par Pharmaceuticals and Insys. We differ from these companies in that we are producing natural cannabinoids and delivering them to patients using nanotechnology.
- **Tertiary Competition:** Pharmaceutical companies that have non-cannabis-based drugs against similar disease targets such as Biogen, Sanofi, Pfizer and Merck. We are providing natural alternatives with reduced side-effects and toxicities.

Business Model

- Out-license select products to pharmaceutical and biotechnology companies
- Launch other products after FDA approval with a direct sales force


Net Income (Loss) Projections
$250,000,000
$200,000,000
$150,000,000
$100,000,000
$50,000,000
$0
($50,000,000)
($100,000,000)
($150,000,000)
FY19
FY20
FY21
FY22
FY23
Fiscal Year

Progress

We plan to develop, in compliance with the Drug Enforcement Agency (DEA), FDA-approved cannabinoid therapeutics targeted CNS disorders through:

1. Preclinical studies, scale-up, nonclinical studies in animals
2. Investigational new drug (IND) application with FDA
3. Conduct Phase 1, 2 and 3 clinical trials on humans
4. License certain Phase 2 drugs to biotechnology and pharmaceutical companies
5. New drug application (NDA) of Phase 3 clinical trials to FDA
6. Product launch and customer acquisition with direct sales force

We plan to accelerate this process by through the FDA's 505(b)(2) regulatory approval pathway based on the recent FDA drug approval of CBD.

Success

Relevant successes of Aphios Pharma's have been the following grants and patents awards

- $1.71 Million Small Business Innovative Research (SBIR) Grant 5R44DA038932-03 from National Institute on Drug Abuse (NIDA), National Institutes of Health (NIH) for "Development of cGMP Manufacturing Process for CBD."
- $225,000 Small Business Innovative Research (SBIR) Grant 1R43AT008304-01 from National Center for Complementary and Integrative Health (NCCIH), National Institutes of Health (NIH) for "Development of Automated SuperFluids Fractionation Equipment."
- $109,000 Small Business Innovative Research (SBIR) Grant 1R43DA024552-01 from National Institute on Drug Abuse (NIDA), National Institutes of Health (NIH) for "D9-THC for Marijuana Addiction."
- $235,000 Small Business Innovative Research (SBIR) Grant 1R43CA092855-01A1 from National Cancer Institute (NCI), National Institutes of Health (NIH) for "Development of a Natural Cannabinoid Product."
- US Patent No. 8,703,727 for "Nanotechnology Formulation of Poorly Soluble Compounds."
- US Patent No. 8,637,074 B2 "Methods for Co-Encapsulation of Combination Drugs & Co-Encapsulated Combination Drug Product."
- US Patent No. 8,629,177 B2 for "Nanoencapsulated Δ-9-Tetrahydrocannabinol."

Press mentions:

- Special Report on Neuroscience: Beyond 'reefer madness.' April 2018.
- Why the US decision to expand marijuana supply for research matters. Nature. 21 Aug 2016.
- Aphios Pharma Raising Equity Capital to Develop FDA-Approved, Cannabis-Based Drug for Opioid Addiction.
- Aphios Pharma to Develop FDA-Approved, Cannabis-Based Drugs for Opioid Addiction, Epilepsy and Multiple Sclerosis.
- Aphios Pharma to Develop FDA-Approved, Cannabis-Based Drugs for Opioid Addiction, Epilepsy and Multiple Sclerosis.
- Aphios Corporation Utilizes Medicinal Plants and Marine Organisms to Develop Enabling Technology Platforms.
- Natural high: Aphios profits by taming wild compounds.
- Marijuana Business Magazine - April 2017 - page 118.
- The 2017 March Meeting - The NYC Family Office Meetings.
- Cannabis-Based Pharmaceuticals: The Next Frontier? Life Science Leader. November 2014.

KPIs

Our current KPIs are manufacturing and nanoformulation of CBD.

- These activities are being performed following current Good Manufacturing Practices in a DEA Schedule 1 environment, which is renewed annually
- Completed the process development for both the manufacturing and nanoformulation
- Granted a specific patent for the nanoencapsulation of THCA in polymer nanospheres in 2014
- Currently scaling up the CBD manufacturing process to the 40 kilogram cannabis feed to produce approximately 2 Kg 98.5% CBD per run following cGMP guidelines

Our planned KPIs are shown below:

Product	2019	2020	2021	2022	2023
APH-1501 Opioid Addiction	IND	Phase 1/2	Phase 3	NDA	Launch
APH-1502 Adult Epilepsy	IND	Phase 1/2	License		
APH-1503 CIPNP	IND	Phase 1/2	Phase 3	NDA	Launch
APH-1403 Multiple Sclerosis	IND	Phase 1/2		License	
APH-0802 CINV & Cachexia	IND	Phase 1/2	ANDA	Launch	

Team

We are a unique and experienced management team with a diversity of backgrounds and experiences from well-honed entrepreneurial skills to teaching entrepreneurship at MIT, natural products drug discovery to manufacturing and directorships at the top echelon of the National Cancer Institute, regulatory and medical as well as financial and accounting for multinationals such as Pfizer to startups.



Dr. Trevor P. Castor — Founder, President and Chief Executive Officer

He has over 30 years of diversified business experience from management, marketing and finance to technology and business development in the energy, environmental and biopharmaceutical industries. Dr. Castor graduated from the University of California, Berkeley with a Ph.D. in Mechanical Engineering and a Master of Science degree in Chemical Engineering. He graduated summa cum laude with a Bachelor of Science degree in Chemical Engineering from University of Toronto, Canada. He studied Business Administration at St. Mary's College, Brooklyn, NY, and Management, Marketing and Finance at Harvard University Extension. He is the primary author of 48 issued US and international patents, 11 pending patents and several registered trademarks. Dr. Castor has collaborated with and consulted to several companies/institutions including Baxter, Bayer, Bristol-Myers Squibb, Eli Lilly, General Electric, Novartis, Pfizer, NIH and the United Nations.



Mr. James J. Falese — Chief Financial Officer and Controller

Mr. James J. Falese has over 30 years of experience in all areas of accounting, cost and financial analysis, strategic planning, budgeting, inventory, financial controls and reporting with a strong expertise in manufacturing cost accounting, implementation of accounting systems, and information technology and human resources management. Prior to joining Aphios, he worked as Controller of Serica Technologies, Inc., Medford, MA (acquired by Allergan), Plant Controller at Wyeth Biopharma, Andover, MA (acquired by Pfizer) and Controller of Endogen, Inc., Woburn, MA (acquired by Thermo Fisher Scientific). He holds a Bachelor of Science in Accounting from Merrimack College, North Andover, MA. Jim has been the Controller of Aphios Corporation since 2011, and Chief Financial Officer and Controller of Aphios Pharma since July, 2018.



Dr. Judith Palmer-Castor Director of Clinical and Regulatory Affairs

Dr. Judith Palmer-Castor is a behavioral health scientist with over 20 years of research, clinical and regulatory experiences in industry and academia. Dr. Palmer-Castor was a Project Director on a NIH-funded Adolescent HIV/AIDS Clinical Trial Network Project at Children's Hospital, Boston, MA, a consulting scientist for Mass General Hospital- Division of Global Health and Human Rights, Boston, MA, as well as holding similar behavioral health and research and clinical positions at Northeastern University, Boston, MA, SAMSHA, CDC and other non-profit health and human service agencies. Dr. Palmer-Castor graduated with a Ph.D. in Policy with an emphasis on Behavioral Health and Adolescent Development from Brandeis University, Waltham, MA, and M.S. and B.S. degrees in Psychology from Santa Clara University, CA. She has been the Director, Clinical and Regulatory Affairs of Aphios Corporation since 2007, and of Aphios Pharma since July, 2018.

Advisors and Investors



Mr. Joseph F. Faris CPA, Chief Financial Officer

Mr. Joseph F. Faris has served as a transitional hands-on CFO/Controller to several different industries on a time-sharing/consulting basis over the last 30 years. Some of his clients include Hemagen Diagnostics, Inc., Medical Research, Inc., T Cell Sciences, Inc., Innovative Polymers, Inc. and Neurogen, Inc. He holds a Bachelor of Science in Accounting, cum laude, from Northeastern University, Boston, MA. He has served as the Chief Financial Officer of Aphios Corporation since 1997, and of Aphios Pharma since July, 2018.



Dr. Jonathan Steven Alexander, Ph.D.

Professor of Molecular and Cellular Physiology at Louisiana State University (LSU) Health Sciences Center, Shreveport, LA

Dr. Jonathan Steven Alexander received his B.S. in Biology from Boston University, Boston, MA and his Ph.D. in Vascular Biology in the area of on mechanisms of endothelial barrier and inflammation also from Boston University. He was a Postdoctoral Fellow in Pulmonary Medicine/Biomedical Engineering at Vanderbilt University, Nashville, TN,before joining the faculty at LSUHSC-S in 1994. As an endothelial biologist working on mechanisms of central nervous system injury in stroke, Multiple Sclerosis and Alzheimer's disease at LSUHSC-Shreveport, Dr. Alexander has developed assays, models and methods for evaluating neuron, astrocyte and endothelial mechanisms in different forms of neurovascular inflammation. He is an executive member of the International Society for Neurovascular Disease (ISNVD). Dr. Alexander is the author of more than 200 peer-reviewed publications and the author of several patents, one of which is licensed to Aphios Corporation and others which were co-invented with scientists and engineers at Aphios Corporation. Dr. Alexander, Ph.D. is currently employed at LSU Health Sciences Center, Shreveport, LA, and has been a Scientific Advisor to Aphios Corporation since 2012 and to Aphios Pharma since July, 2018.



Mr. Anthony Janiuk, J.D., R. Ph.

Retired intellectual and corporate attorney

Previously, Mr. Anthony Janiuk was Of Counsel at Lathrop & Gage, LLP, Boston, MA and Partner at Pearl Cohen Zedek Latzer, Boston, MA. Prior to that, he was Corporate Attorney for Waters Corporation, Milford, MA, where he was entrusted to establish a law office for this public company and in which he was involved in the maintenance of corporate records, contracts, litigation, planning, intellectual property issues and acquisitions. Atty. Janiuk served as Of Counsel for Wolf, Greenfield & Sacks, P.C., Boston, MA, Chief Legal Counsel of Gene-Trak Systems Corporation, Framingham, MA, Patent Attorney for Amoco Corporation, Chicago, IL and Patent Attorney for Emrich and Dithmar, Chicago, IL. Atty.. Janiuk received his Bachelor of Science in Pharmacy from the University of Wisconsin, Madison, WI, and his Juris Doctor from DePaul University College of Law, Chicago, IL. Now retired, Mr. Janiuk's employment over the last three years has been with Wellesley IP and Lathrop & Gage, LLP. He has been a Director of Aphios Corporation since 2002 and of Aphios Pharma since July, 2018.



Dr. Val R. Livada, Ph.D.

Founder and CEO of Weybridge Partners, Winchester, MA

Dr. Val R. Livada which is focused on successful technology commercialization. Dr. Livada was also a Senior Lecturer (retired) on Corporate entrepreneurship at the Sloan School of Management, MIT, Cambridge, MA. There he has led a joint research project, with the Wharton Business School, on Corporate Venture Capital, is a Catalyst at the Deshpande Center, and a consultant at the Cambridge University/MIT Institute. Prior to establishing Weybridge Partners, Dr. Livada was a Director at Braxton Associates, an international strategy planning consulting firm, and a Vice-President at Pugh-Roberts Associates, a technology management firm. With over over 30 years of experience in the areas of strategic planning and organizational dynamics with detailed knowledge in the areas of innovation, product development and R&D management. Dr. Livada's clients have included Fortune 500 companies such as GM and Eli Lilly. He received his undergraduate degree from MIT and his M.A. and Ph.D. from Tufts University, Boston, MA. Dr. Livada recently retired form MIT, has been employed at Weybridge Partners since 1996, and is a Director of Aphios Corporation since 2012 and of Aphios Pharma since July, 2018.



Dr. Arthur D. Lander, M.D., Ph.D.

The Donald Bren Professor of Developmental and Cell Biology, and Professor of Biomedical Engineering, at the University of California, Irvine

Dr. Arthur D. Lander is the Donald Bren Professor of Developmental and Cell Biology, and Professor of Biomedical Engineering, at the University of California, Irvine. He is also the Director of the Center for Complex Biological Systems, an NIGMS National Center for Systems Biology. Dr. Lander is a fellow of the American Association for the Advancement of Science. He received his B.S., summa cum laude, in Molecular Biophysics and Biochemistry, Yale College, New Haven, CT, and Ph.D. in Neuroscience and M.D. degrees from University of California, San Francisco. He is the author of over a hundred peer-reviewed publications, and four patents, including two that were co-invented with scientists and engineers at Aphios. Dr. Lander is currently employed at the University of California, Irvine, and has been a Scientific Advisor of Aphios Corporation since 1993 and of Aphios Pharma since July, 2018.



Dr. Gordon M. Cragg, Ph.D. NIH Special Volunteer

Dr. Gordon M. Cragg, Ph.D. obtained his undergraduate training in chemistry at Rhodes University, South Africa, and his D. Phil. (organic chemistry) from Oxford University in 1963. After two years of postdoctoral research at the University of California, Los Angeles, he returned to S. Africa to join the Council for Scientific and Industrial Research. In 1966, he joined Chemistry Department at the University of South Africa, and transferred to the University of Cape Town in 1972. In 1979, he returned to the US to join the Cancer Research Institute at Arizona State University working with Professor G. R. Pettit. In 1985, he moved to the National Cancer Institute (NCI), National Institutes of Health (NIH) in Bethesda, Maryland, and was appointed Chief of the NCI Natural Products Branch in 1989. Dr. Cragg has established collaborations between the NCI and organizations in many countries promoting drug discovery from their natural resources. He has published over 150 chapters and papers related to these interests. He retired from the NCI in December, 2004, and is currently serving as an NIH Special Volunteer. Dr. Cragg has been a Scientific Advisor to Aphios Corporation since 2013 and to Aphios Pharma since July, 2018.



Dr. Glenn T. Hong, Sc.D. Founder and Vice President, CounterCurrent Systems, Inc., Westborough, MA

Dr. Glenn T. Hong, Sc.D. is Founder and Vice President, CounterCurrent Systems, Inc., Westborough, MA, a company that provides consulting services in the areas of chemical engineering, supercritical fluids, and biotechnology. He received his B.Sc. in Biology from the State University of New York at Albany, NY and his Sc.D. in Chemical Engineering from the Massachusetts Institute of Technology, Cambridge, MA. Dr. Hong is a Senior Technology Consultant, General Atomics, San Diego, CA where he contributes to all aspects of the development of supercritical water technology, especially including supercritical water oxidation (SCWO) and supercritical water gasification (SCWG). He has utilized computational fluid dynamics (CFD) as an aid in designing the scaled-up plant. Previously, he was Vice President, Engineering, Aphios Corporation, Woburn, MA where he directed research and engineering in environmental and biotechnological applications of supercritical fluids. Prior to being employed by Aphios, Dr. Hong served as a consultant to Aphios and its predecessor companies for approximately 10 years. Dr. Hong is the author/co-author of numerous publications in the field of supercritical fluids as well as 16 US patents, some of which are assigned to Aphios Corporation. Dr. Hong is currently employed at Counter Current Technologies LLC, and has been a Scientific Advisor to Aphios Corporation since 2002 and to Aphios Pharma since July, 2018.

Financial and Exit Strategy

- Raise $1.07M to establish operations and support services required to roll Company out.
- Raise $23.93M to take the developed cannabinoid nanoformulations through the IND development cycle, and conduct Phase 1 and 2 clinical trials
- Raise an additional $200 million through an IPO within a 2-year period for Phase 3 clinical trials and FDA approval and commercialize products

Use of Funds

Cost Unit	FY19	FY20
G&A	1,478,294	3,199,114
M&S	458,227	761,316
COGS	1,716,954	2,301,629
R&D	3,054,090	9,824,185
FA	300,248	1,265,515
Amount	**$7,007,813**	**$17,351,759**

Be a Part of Aphios Pharma

This is an offering of Common Units, under registration exemption 4(a)(6), in Aphios Pharma LLC. This offering must raise at least $10,000 by January 31, 2019 at 3:00pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Aphios Pharma may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

$36,345 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

101,070,000 units × $1.00 per unit
= $101,070,000 implied valuation

Pitch Deck


Inspired by Nature,
Enabled by Science®
APHIOS®
APHIOS® PHARMA LLC
July, 2018
3-E Gill Street, New Boston Park, Woburn, MA 01801
Tel: (781) 932-6933; Fax: (7810 932-6865; Cell: (781) 858-7520
www.aphios.com www.aphioshwc.com tcastor@aphios.com
This Business Summary may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe harbors created thereby. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.
July, 2018
Proprietary & Copyright © 2018
1


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Enabled by Science®
APHIOS®
Aphios Pharma LLC
➢ Aphios Pharma LLC, a wholly-owned subsidiary of Aphios Corporation, is dedicated to the discovery, delivery, development and commercialization of cannabis-based drugs for CNS and other disorders
➢ Aphios Pharma has obtained a world-wide exclusive license from Aphios Corporation to its intellectual property and know-how on green enabling technology platforms for cannabis-based drugs
➢ Aphios Pharma utilizes green enabling technology platforms for improved fractionation and drug discovery, manufacturing and formulation
➢ Aphios Pharma operates as DEA-compliant Schedule I facility following current Good Manufacturing Practices of the US FDA
July, 2018
Proprietary & Copyright © 2018
2

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APHIOS®

Cannabis and the CNS

- Cannabis has a complicated interaction with the central nervous system (CNS)
- Cannabis consists of 60 - 100 bioactive compounds including CBD, THC and CBC
- CNS of humans has an inherent endo-cannabinoid system - AEA is stimulated by FFAH enzyme
- Aphios Pharma plans to fractionate cannabis and isolate disease-specific bioactive molecules
- Aphios Pharma will develop these molecules against specific neurological targets



↓FAAH
CBD
THC
↑AEA
↓ROS
MEK
PI3K
CB1R Mediated
MAPK
Akt/PKB
Pax6
THC
BDNF
CREB
CBC
NP
Differentiation
Survival
Neurite
Outgrowth

Inspired by Nature, Enabled by Science®

APHIOS®

Technical Strategy

- Establish and confirm best cannabis-based drugs or combinations for treating specific CNS disorders
- Isolate and manufacture specific cannabis drugs using supercritical carbon dioxide extraction and chromatographic purification technologies
- Nanoencapsulate these drugs in biodegradable polymer nanospheres to significantly improve oral bioavailability
- Nanoencapsulate cannabis drugs in the lipid membrane of phospholipid nanosomes to improve their transport across mucosal membranes



Inspired by Nature, Enabled by Science®

APHIOS®

CXF™-Drug Discovery

[US Patent Nos. 6,569,640B1; 5,854,064 & Patent Appl. Planned]

From Medicinal Plants & Marine Organisms



CXF improves and accelerates the drug discovery process by:

- Cellular disruption and then rapid polarity-guided extraction of partially purified natural molecules
- Increases recovery & diversity of secondary metabolites
- Reduces interference from nuisance compounds
- Increased probability of clean "hits" with reduced false positives and negatives
- Automating high throughput preparation of partially purified natural molecules

Inspired by Nature, Enabled by Science®

APHIOS®

CBD Manufacturing by SFS-CXP Process

[US Patent No. 5,750,709; US Patent No. 5,440,055]

Process

- Selective SuperFluids™ extraction (CO_2 with or without alcohol)
- SuperFluids™ extraction combined with online SuperFluids™ chromatographic purification



Characteristics

- Reduced number of extraction & chromatographic purification steps
- Decreased processing times from several days to < 24 hrs
- Significantly reduces use of organic solvents requiring disposal
- Green technology with higher overall yields and lower costs

CBD Nanoencapsulation in Biodegradable Polymer by SFS-PNS Process

[US Patent No. 8,440,614; US Patent No. 8,070,467; US Patent No. 7,708,915; US Patent No. 7,147,806]

Process

- **Step 1** - Polymers are dissolved in SuperFluids™
- **Step 2** - Mixture is injected into aqueous solution
- **Step 3** - Polymer nanospheres are formed

Characteristics

- Retention of protein, peptide and enzyme activities
- Elimination of toxic organic solvents
- No residual organic solvents in final product
- Reduced processing steps and costs
- Controlled release


High Pressure
Circulation Loop
Polymer
In-line Mixer

Uses

- Oral and depot delivery of proteins, peptides and hydrophobic compounds
- Controlled release of proteins, peptides and vaccine antigens

CBD Nanoencapsulation in Phospholipid Nanosomes by SFS-CFN Process

[US Patent Nos. 8,703,727; 5,776,486; 5,554,382]

The CFN Process

- Phospholipids are solvated in SuperFluids™ [SFS]
- Target such as CBD is added to phospholipid-rich SFS stream
- Mixture is decompressed through a nozzle
- Nanosomes are thermodynamically formed, encapsulating target
- SFS replaces organic solvent and acts like a homogenizing agent


High Pressure
Circulation (HPC) Loop
Solids
Chamber
Mixing or
Soaking Chamber
Lipids
Check Valve
In-line Mixer
Back-Pressure
Regulator
Decompression
Chamber

Product Pipeline

Product	2019	2020	2021	2022	2023
APH-1501 Opioid Addiction	IND	Phase 1/2	Phase 3	NDA	Launch
APH-1502 Adult Epilepsy	IND	Phase 1/2	License		
APH-1503 CIPNP	IND	Phase 1/2	Phase 3	NDA	Launch
APH-1403 Multiple Sclerosis	IND	Phase 1/2		License	
APH-0802 CINV & Cachexia	IND	Phase 1/2	ANDA	Launch	

APH-1501 for Opioid Addiction

- The CDC reports that the rate of deaths from drug overdoses in the US has increased 137%, with a 200% increase in the rate of deaths involving opioid pain relievers and heroin over the period 2000-2014
- Unlike buprenorphine and methadone, CBD is not an opioid and does not exhibit any psychotropic effects
- CBD acts as an activator of 5-HT_{1A} serotonin receptors, is an anxiolytic and accelerates the agonist effects of naloxone
- CBD has been shown to alleviate cue-induced opioid addiction behaviors and allosterically modulate the μ and δ-opioid receptors
- Next Steps – preclinical studies, scale-up, nonclinical studies, IND and Phases 1/2 and 3 clinical trials



Maureen McCormick
American Actress

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APHIOS®

APH-1502 for Epilepsy

- Epilepsy is the 4th most common neurological problem – the number of adults over 18 with epilepsy is about 4.3 million, and approximately 750,000 children age 0-17 years (CDC, 2016)
- High CBD content Cannabis extracts (Charlotte's web) have demonstrated high efficiencies in controlling childhood epilepsy in Colorado
- Research shows that CBD is an effective anti-convulsant with a specificity more comparable to drugs clinically effective in major seizures
- Next Steps – preclinical studies, scale-up, nonclinical studies, IND and Phases 1/2 clinical trials



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APH-1503 for Pain [CIPNP]

- APH-1503 is a nanoencapsulation of CBD in biodegradable polymer nanospheres for improved oral bioavailability [US Patent, 2014]
- Nanoencapsulation is being used to protect the CBD during the stomach passage; the residence time in the stomach will be short compared to CBD release rate from polymer nanospheres
- The global neuropathic pain market was $5.2 B in 2015 and is estimated to reach $8.3 B by 2024. The CIPNP (Chemotherapy Induced Peripheral Neuropathy) segment is estimated to be 42.4% revenue share in the global neuropathic pain market
- Next Steps – preclinical studies, scale-up, nonclinical studies, IND and Phases 1/2 and 3 clinical trials



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APHIOS®

APH-1403 for Multiple Sclerosis

- MS affects 2.5 million people worldwide, of which 400,000 are in the USA and 500,000 in the EU; MS-related healthcare costs exceed $10 billion per year in the United States
- CBD has multiple actions on key molecular neuroinflammation and neurodegeneration targets, reduces muscle spasms and improves sleep
- APH-1403 is a nanoencapsulation of CBD in biodegradable polymer nanospheres for improved oral bioavailability [US Patent, 2014]
- Next Steps – preclinical studies, scale-up, nonclinical studies, IND and Phases 1/2 clinical trials



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APHIOS®

APH-0802 for Chemotherapy Induced Nausea & Vomiting [CINV], Cachexia

- APH-0802 is a nanoencapsulation of Δ9-THC in biodegradable polymer nanospheres for improved oral bioavailability [US Patent, 2014]
- Nanoencapsulation is being used to protect the Δ9-THC during the stomach passage; the residence time in the stomach will be short compared to Δ9-THC release rate from polymer nanospheres
- The marketplace for chemotherapy induced nausea and vomiting is approx. $1.5 Billion
- Next Steps – preclinical studies, scale-up, nonclinical bridging studies and 505b(2) ANDA



Inspired by Nature, Enabled by Science®

APHIOS®

INTELLECTUAL PROPERTY & IP STRATEGY

- Extensive know-how and six (6) patents for the SuperFluids™ CO_2 drug discovery and manufacturing of cannabinoids
- Extensive know-how and six (6) patents in place for improving the oral bioavailability of cannabinoids by encapsulation in biodegradable polymer nanospheres
- Extensive know-how and eleven (11) patents in place for improving the mucosal and transdermal transport of cannabinoids by encapsulation in phospholipid nanosomes
- File and prosecute a provisional patent application on the biodegradable polymer nanoencapsulation of CBD and other cannabinoids
- Keep as a trade secret our current research on the developed supercritical fluid process for extraction and chromatography purification of CBD from *Cannabis sativa* biomass

Inspired by Nature, Enabled by Science®

APHIOS®

Management Team



- Dr. Trevor P. Castor, President and Chief Executive Officer, has over 30 years of diversified management, marketing and business experience in the biotech, energy and environmental industries



- Mr. Joseph F. Faris, CPA, Chief Financial Officer, has over 30 years experience as a CFO in healthcare related industries



- Mr. James J. Falese, Controller, has over 30 years of experience in biotech accounting, financial analysis and strategic planning



- Dr. Judith L. Palmer-Castor, Director, Clinical and Regulatory Affairs, has over 20 years of teaching, research, regulatory and clinical experiences in industry and academia

Inspired by Nature, Enabled by Science®

APHIOS®

Scientific Advisors



- Dr. Arthur D. Lander, M.D./Ph.D., a neuroscientist, is a Professor of Developmental and Cell Biology and a Professor of Biomedical Engineering at the University of California, Irvine



- Dr. Gordon M. Cragg, Ph.D., a natural product chemist, served as Chief of the Natural Products Branch, National Cancer Institute (NCI), NIH and is currently serving as an NIH Special Volunteer



- Dr. Glenn T. Hong, Sc.D., Founder, Counter-Current Systems, Inc., is a chemical engineering and supercritical fluid expert



- Dr. Jonathan Steven Alexander , Ph.D., a Professor of Neurology at Louisiana State University, is an Alzheimer's disease and Multiple Sclerosis researcher

Inspired by Nature, Enabled by Science®

APHIOS®

Competition

- Our primary competition is GW Pharmaceuticals of England which is developing a mixture of CBD and THC for multiple sclerosis, and is clinically investigating a purified CBD product for childhood epilepsy
- Other competition includes pharmaceutical companies with synthetic cannabis drugs such as AbbVie, Par Pharmaceuticals and Insys
- Companies with non-cannabis based drugs against similar disease targets such as Biogen, Sanofi, Pfizer and Merck



Inspired by Nature,
Enabled by Science®

APHIOS®

Marketing and Sales Strategy

- Establish research and product collaborations with pharmaceutical companies with synthetic cannabis-based drugs such as Purdue
- Direct marketing and licensing to biotechnology companies with interest in CNS disorders such as Lundbeck of Denmark and Otsuka of Japan
- One-to-one partnering meetings at biotechnology conferences and trade show such as Bio International for licensing and/or M&A
- Direct to consumer sales with specific FDA-approved drugs



Inspired by Nature,
Enabled by Science®

APHIOS®

Investment

- Equity capital of $25 million in Aphios Pharma from private investors followed by IPO from public investors to raise $200 million within 2 years

Use of Funds ($USD)

Cost Unit	FY19	FY20
G&A	1,478,294	3,199,114
M&S	458,227	761,316
COGS	1,716,954	2,301,629
R&D	3,054,090	9,824,185
FA	300,248	1,265,515
Amount	**$7,007,813**	**$17,351,759**



Inspired by Nature,
Enabled by Science®

APHIOS®

Revenue Model

- Conduct Phase 3 clinical trials, get FDA approval and commercialize products with direct sales force
- Alternatively, conduct Phase 2 clinical trials and license products on a global or regional basis.
- Agreements will be structured as a combination of upfront, research and development and milestone payments and equity investments


Discovery
Preclinical
Phase I
Phase II
Phase III
Registration

Average Upfront Payments by Stage and Phase (Recap, 2013)



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Enabled by Science®

APHIOS®

Pro *Forma* Financials ($000)

	FY19	FY20	FY21	FY22	FY23
Total Operating Revenues	$0	$0	$40,000	$50,000	$410,706
Operating Income (Loss)	($6,708)	($16,086)	($116,725)	$6,278	$219,200
Retained Earnings	($7,610)	($23,696)	($140,051)	($131,951)	$57,593
Total Stockholder Equity	**$17,702**	**$1,616**	**$85,261**	**$93,361**	**$282,904**


Inspired by Nature,
Enabled by Science®
APHIOS®
Summary
Aphios Pharma is dedicated to the discovery, delivery, development and commercialization of cannabis-based drugs for Central Nervous System disorders
We will develop evidence-based, pharmaceutical-grade cannabis drugs for treating highly unmet CNS disorders that are only partially and anecdotally addressed by medical marijuana
We are raising equity capital of $25 million to followed by an IPO to raise an additional $200 million. This will be the first exit opportunity for investors with a 3x to 5x upside
The next opportunity to exit with a major step up (5x to 10x upside) will be 2021 as a result of out-licensing deals and/or a M&A
July, 2018
Proprietary & Copyright © 2018
23


Inspired by Nature,
Enabled by Science®
APHIOS®
Contact Information
Dr. Trevor P. Castor, President and CEO
Office Phone: 001 (781) 932-6933
Cell Phone: 001 (781) 858-7520
Office Fax: 001 (781) 932-6865
E-mail: tcastor@aphios.com
Website: www.aphios.com
Website: www.aphioshwc.com
Mailing Address: 3-E Gill St., New Boston Park, Woburn, MA 01801 USA
July, 2018
Proprietary & Copyright © 2018
24

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Financials

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

Aphios Pharma's SEC Filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on September 7, 2018

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